EXHIBIT 99.1

LIFECELL                                                            NEWS RELEASE
   CORPORATION

For Release:  IMMEDIATELY

Contact:      Paul M. Frison
              President
                  or
              Jane Lea Hicks
              Vice President
              (713) 367-5368


               LIFECELL COMPLETES $12.4 MILLION PRIVATE PLACEMENT
                    ----------------------------------------
        FUNDS TO ACCELERATE MARKETING ACTIVITIES FOR ALLODERM(R) TISSUE

THE WOODLANDS, Texas (November 19, 1996) -- LifeCell Corporation (Nasdaq:LIFC) today announced that it has completed the previously announced private placement of $12.4 million of convertible preferred stock and common stock purchase warrants. Proceeds from the financing will be used primarily to accelerate and expand the marketing activities for the Company's patented AlloDerm(R) preserved human dermis products.

      Lead investors were Vector Fund Management, L.P. and C.I.B.C. Wood Gundy Capital. Vector Fund Management is the asset management affiliate of Vector Securities International, a firm exclusively focused on life sciences companies. C.I.B.C. Wood Gundy Capital is a private equity investment arm of the Canadian Imperial Bank of Commerce. Gruntal & Co., Incorporated served as the Company's placement agent for the financing.

      "We are very pleased to have Vector Fund Management and C.I.B.C. Wood Gundy Capital as major stockholders in LifeCell," stated Paul Frison, LifeCell's president and chief executive officer. "Their investment will allow us to accelerate and expand our sales and marketing programs for AlloDerm grafts in the periodontal and burn markets and for certain plastic and reconstructive surgery procedures."

      The marketing program for AlloDerm grafts used in periodontal (gum) surgery was recently launched through an exclusive distribution agreement with DENTSPLY International (Nasdaq:XRAY). In addition, LifeCell began marketing AlloDerm tissue grafts to plastic and

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LIFC Completes Private Placement
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November 19, 1996


reconstructive surgeons in 1996 through a network of regional specialty distributors. LifeCell also markets AlloDerm directly to burn centers throughout the United States.

      LifeCell Corporation develops and commercializes tissue grafts and blood cell preservation products. LifeCell's first commercial product, AlloDerm dermal tissue graft, is used in periodontal surgery, for certain plastic and reconstructive surgery procedures, and the treatment of burns. In addition to AlloDerm grafts, the Company's current tissue graft development programs include XenoDerm(TM) porcine dermal graft, the LifeCell(R) heart valve (through a corporate partnership with Medtronic, Inc. [NYSE:MDT]) and universal vascular conduits. LifeCell's product development programs also include ThromboSol(TM), a formulation for extending the shelf-life of transfusable platelets.

      CERTAIN OF THE STATEMENTS CONTAINED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS. WHILE THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS, THEY ARE SUBJECT TO UNCERTAINTIES AND RISKS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE DEMAND FOR THE COMPANY'S PRODUCTS AND SERVICES, ECONOMIC AND COMPETITIVE CONDITIONS, ACCESS TO BORROWED OR EQUITY CAPITAL ON FAVORABLE TERMS, AND OTHER RISKS DETAILED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 1996, AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995.

    FOR ADDITIONAL INFORMATION ABOUT THE COMPANY, VISIT LIFECELL'S WEB SITE:

                            http://www.lifecell.com

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